Exhibit 99.2

CONTACT:	Kim Rudd
Executive Assistant
(585) 784-3324

Investors and Media: Melanie Dambre
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. AND AMAZON EXPAND COLLABORATION TO PROVIDE TIRE INSTALLATION SERVICES ACROSS EASTERN UNITED STATES

ROCHESTER, N.Y. – October 11, 2018 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced it has expanded its collaboration with Amazon.com to provide tire installation services at over 330 additional Monro retail tire and automotive service locations in 10 states across the Eastern United States.

Brett Ponton, President and Chief Executive Officer, said, “We’re pleased with the results of the initial launch of our collaboration with Amazon.com, and are now expanding this option for tire installation to Amazon.com customers at a total of nearly 400 locations across the Eastern United States. Our preferred tire agreements with online retailers are a key initiative of our omni-channel strategy, and this expanded collaboration underscores the strong progress we have made as we continue to develop our online presence.”

Initially launched in the greater Baltimore area, these tire installation services are now available to customers who purchase tires from Amazon.com and select the Ship-to-Store option at nearly 400 locations operating under a number of Monro brands in Georgia, Florida, Illinois, Indiana, Ohio, Maryland, Michigan, New York, Tennessee and Virginia. Over the course of the next year, Monro plans to make these services available to Amazon.com customers at more than 1,170 retail locations across 28 states.

Earlier this year, the Company launched its Monro.Forward strategy, which focuses on driving operational excellence and delivering a consistent best-in-class customer experience. The Company’s expanded collaboration with Amazon.com is a key component of its customer-centric engagement and omni-channel initiatives.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,178 Company-operated stores, 97 franchised locations, nine wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 28 states, serving the Mid-Atlantic and New England regions and portions of the Great Lakes, Midwest and Southeast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.